Exhibit 99.1

NGL ENERGY PARTNERS LP

ANNOUNCES AMENDMENT TO ITS

REVOLVING CREDIT FACILITY

Tulsa, OK, June 5, 2017 — NGL Energy Partners LP (NYSE: NGL) (“NGL” or the “Partnership”) announced today that the Partnership has amended its revolving credit facility by expanding its financial covenants over the next three quarters.  Among other changes, the total leverage covenant, as defined in the revolving credit facility,  increased to 5.50x beginning for the period ending June 30, 2017, stepping down to 4.75x at March 31, 2018 and to 4.50x at March 31, 2019.  The Partnership’s senior secured leverage covenant, also as defined in the revolving credit facility, was decreased to 2.50x through December 31, 2017 before returning to the current level of 3.25x for the remaining term of the facility.  Additionally, the interest coverage covenant was decreased to 2.25x through December 31, 2017 before returning to 2.75x thereafter.

Other changes include, but are not limited to, the addition of an additional tier to the pricing grid reflecting the increased total leverage covenant and limitations on additional indebtedness and distribution increases during elevated leverage periods.  The amendment is effective as of June 2, 2017.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011.  For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP

Trey Karlovich, 918-481-1119

Chief Financial Officer and Executive Vice President

Trey.Karlovich@nglep.com

Linda Bridges, 918-481-1119

Vice President — Finance and Treasurer

Linda.Bridges@nglep.com